LIBERTY ALL-STAR® GROWTH FUND

RESULTS OF SHAREHOLDER MEETING (UNAUDITED)

A Special Meeting of shareholders of the Liberty All-Star Growth Fund (the “Fund”) was held on December 20, 2012 (the “Meeting”). On October 10, 2012, the record date of the Meeting, the Fund had outstanding 22,734,574 shares of common stock. At the Meeting, the following matters were voted on and approved by the shareholders. The results of the Special Meeting of shareholders are noted below.

Proposal 1 - To approve a new Portfolio Management Agreement for the Fund with ALPS Advisors, Inc. and TCW investment Management Company.

Number of Votes
Portfolio Manager	Total Record Date Votes	Affirmative	Against	Abstain
TCW Investment Management Co.	12,967,728.37	12,036,859.24	563,396.05	367,473.08

Percentage of Votes
Portfolio Manager	Affirmative	Against	Abstain
TCW Investment Management Co.	92.83%	4.34%	2.83%

Percentage of Total Outstanding Shares
Portfolio Manager	Affirmative	Against	Abstain
TCW Investment Management Co.	52.94%	2.48%	1.62%

Proposal 2 - To approve a change to the Fund’s “manager-of-managers” structure, subject to the provision of exemptive relief by the U.S. Securities and Exchange Commission.

Number of Votes
	Total Record Date Votes	Affirmative	Against	Abstain
Exemptive Relief Proposal	12,967,728.37	11,896,733.30	698,619.32	372,375.75

Percentage of Votes
	Affirmative	Against	Abstain
Exemptive Relief Proposal	91.74%	5.39%	2.87%

Percentage of Total Outstanding Shares
	Affirmative	Against	Abstain
Exemptive Relief Proposal	52.33%	3.07%	1.64%